                                                                 Rule 424(b)(3)
                                                Registration Stmt. No. 33-63343
Pricing Supplement No. 19                              Dated: November 14, 1995

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated October 25, 1995)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $5,000,000      Trade Date:      11/14/95
Issue Price:           100%            Original Issue Date:  11/16/95
Interest Rate:         6.55%           Net Proceeds to Issuer:  $4,970,000
Stated Maturity Date:  11/18/02        Agent's Discount or Commission: $30,000
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Interest Payment Dates:  Semiannually on each March 15
                         and September 15 and at Maturity
                         Commencing on March 15, 1996

Day Count Convention:
       ( X )   30/360 for the period from November 16, 1995 to November 18, 2002
       (   )   Actual /360 for the period from         to
       (   )   Actual/Actual for the period from       to

Redemption:
        ( X )   The Notes cannot be redeemed prior to the Stated Maturity Date.
        (   )   The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:
        ( X )   The Notes cannot be repaid prior to the Stated Maturity Date.
        (   )   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):
Currency:
         Specified Currency:
                (If other than U.S. dollars, see attached)
         Minimum Denominations:
                (Applicable only if Specified Currently is other than U.S.
                dollars)

Original Issue Discount:  (  ) Yes  ( X ) No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    ( X ) Book-Entry  (  ) Certificated

         Lehman Brothers    Citicorp Securities, Inc.       Goldman, Sachs & Co.
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  Merrill Lynch & Co.  X CS First Boston    Morgan Stanley & Co. Incorporated
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